                                                                    EXHIBIT 6.02

AGREEMENT

This agreement is between Showstar Online.com, Inc, a Colorado corporation ("Buyer") and LIEBERMAN'S GALLERY, LLP, a Massachusetts limited liability partnership ("Lieberman's").

Recitals

Lieberman's is in the business of (i) fulfilling orders from wholesale customers for open edition posters and prints, (ii) providing canvas transfer and box mounting services for posters and prints to wholesale customers, and (iii) shipping posters and prints, canvas transfers and box mounted posters and prints directly to wholesale customers or to any person specified by the wholesale customer ("the Business").

The Buyer's business includes one or more of the following activities; selling posters and prints, canvas transfers of posters and prints or box or plaque mounted posters and prints at retail; in each case including to customers who place orders via the internet, telephone or other electronic means. The Buyer does not sell posters or prints at wholesale and will not do so during the term of this agreement.

Terms

For good and valuable consideration received by each from the other, Buyer and Lieberman's hereby agree as follows:

1. "Products" means unframed open edition posters and prints available through Lieberman's, canvas transfers of such posters and prints, and box or plaque mountings of such posters and prints. "Open edition" means available from a publisher or other supplier in sufficient quantity to satisfy Buyer's requirements therefor. At such time as Lieberman's offers framing services for posters and prints, it shall so notify Buyer in writing, and thereafter Products shall also include framed posters and prints and framed canvas transfers of posters and prints. If Buyer desires to provide framing or other services with respect to open edition posters and prints it sells to its customers, it shall so notify Lieberman's in writing. If within 30 days of its receipt of such writing Lieberman's notifies Buyer in writing that it is willing to provide such services, then Products shall thereafter include open edition poster and prints with such services provided.

2. Buyer's Requirements. "Buyer's Requirements" means the entire amount of Products purchased by Buyer. However, Buyer shall have no obligation to purchase any Products offered by Lieberman's if Buyer has previously contracted to purchase on an ongoing basis such Products from another distributor, supplier manufacturer or publisher prior to the date Lieberman's first offers such Products for sale to Buyer.

3. Purchase and Sale of Products. During the term of this agreement, Buyer shall purchase, and Lieberman's shall sell to Buyer, Buyer's Requirements for Products. All orders for Products shall be (i) in writing or (ii) given via the Internet, by telephone, facsimile or other electronic means, in which case such order shall be deemed received when acknowledged by Lieberman's in writing or electronically. Lieberman's shall acknowledge each order promptly after receipt. If any term of any such order or acknowledgment varies from the terms of this agreement, the terms of this agreement shall control and the variation in such order or acknowledgment shall have no effect, except as specifically agreed in a writing signed by both parties. During the term of this agreement, Buyer shall not sell Products to retailers or other merchants or resellers not more than once in any 12 month period. Lieberman's may request, and within 30 days of its receipt of such request Buyer shall provide to Lieberman's a certification by Buyer's auditors that Buyer has purchased Buyer's Requirements for Products from Lieberman's.

4. Price.   The price payable by Buyer to Lieberman's for the Products shall be as follows:

         (a) For unframed open edition posters or prints the price shall be 50% of the published retail prices of the publishers or vendors from whom Lieberman's purchases such posters or prints.

         (b) For canvas transfers, box frames or other services rendered with respect to posters or prints, in addition to the amount payable pursuant to paragraph 4(a), Buyer shall pay the published wholesale prices of the vendors from whom Lieberman's purchases such services.

         (c) In addition to the amounts payable pursuant to paragraphs 4(a) and 4(b), the price for Products shall include delivery charges as described in Schedule A to this agreement.

Lieberman's may amend Schedule A from time to time as it deems appropriate to reflect (1) changes in the post of services rendered with respect to posters or prints, (ii) its charges for services added after the execution of this agreement that may be included in Products, or (iii) changes in the prices Lieberman's pays for delivery services Lieberman's uses to deliver Products. Lieberman's shall notify Buyer of any amendment to Schedule A at least 10 days prior to the effective date of such amendment

5. Term. The term of this agreement shall be for one year from August 1, 1999, and shall automatically extend from year to year thereafter; provided, that either party may terminate this agreement as of July 31 of any calendar year after 2000 by written notice received by the other party at least 180 days prior to such termination.

6. Delivery and Payment. Each order of Products shall be shipped on the date the last of the Products included in such order are received by Lieberman's. Each shipment of Products shall be by carrier selected by Lieberman's. Payment terms are net 30 days after the last day of the calendar month in which an invoice is rendered. Invoices will not be rendered until Products are shipped. All payments shall be by check payable to Lieberman's and mailed to 82 Industrial Drive, Northampton, MA 01060 or such other address as Lieberman's may from time to time provide to Buyer. Buyer shall pay to Lieberman's a late charge of 1% per month on all past due payments. If Buyer fails to comply with any of its payment obligations under this agreement regardless of whether Buyer pays any late charge due, Lieberman's may terminate this agreement upon 30 days advance written notice to Buyer. If Buyer breaches any of the terms of its Terms of Provision and Use Agreement with Lieberman's referenced in Section 16 hereof, or if Buyer sells any Products to retailers or other merchants or resellers, in addition to other remedies available to it, Lieberman's may suspend further shipments and deliveries under this agreement until such breach is cured to Lieberman's satisfaction, and no forbearance, course of dealings, or prior payment shall affect this right of Lieberman's. Further if at any time Buyer's financial condition becomes impaired or unsatisfactory to Lieberman's, or, in

Lieberman's opinion, inadequate to meet Buyer's obligations hereunder, the terms of credit may, at the option of Lieberman's, be changed or withdrawn and if withdrawn, Lieberman's at its option may require cash or satisfactory security before making shipments or deliveries under this agreement.

7. Force Majeure. If Lieberman's experiences an Event of Force Majeure, it shall promptly notify Buyer of the existence of such Event of Force Majeure and, to the extent possible, of the duration and magnitude of any disability caused thereby. While such Event of Force Majeure continues, Buyer may purchase its Requirements for Products from third parties. Buyer shall have no remedy against Lieberman's to the extent Lieberman's is unable to perform on account of an Event of Force Majeure. "Event of Force Majeure" shall mean (i) any Act of God, war, mobilization, drought, flood, fire strike, lockout, labor disturbance, or accident to machinery, or (ii) failure of usual sources of supply of Products or services utilized to produce the Products, or any other event beyond the control of Lieberman's, whether similar or dissimilar to the foregoing.

8. Warranty. If any Product is defective, Buyer's remedy shall be limited solely to Lieberman's choice of (a) replacement of the Product at no charge to Buyer or (b) crediting Buyer therefor following disposition thereof by Buyer in compliance with Lieberman's instructions at Lieberman's expense. Posters or prints shall not be deemed defective solely because the colors thereof do not match those in any catalogue, paper, electronic or otherwise or because image or paper size varies by up to one inch in length or width from specified dimensions. Lieberman's shall have no other obligation or liability to Buyer with respect to direct, incidental or consequential damages arising from any breach of warranty. The foregoing shall be Buyer's sole remedies and Lieberman's sole obligations with respect to any defective Product. THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

9. Claims. Any claim of Buyer with respect to defective Products, shortage in count or any other matter is hereby waived by Buyer unless made within 20 days after delivery. Buyer shall not deduct the amount of any claim from amounts due or to become due Lieberman's until such time as Lieberman's has allowed such claim. Lieberman's shall act on any claim within 20 days after it is made. If Lieberman's does not reject a claim within such 20 day period, that claim shall be deemed allowed. Only If Lieberman's has not paid the amount of any allowed claim to Buyer within 30 days of the allowance of such claim may Buyer set off the amount of such claim from amounts payable to Lieberman's.

10. Title and Risk of Loss. Title to, and risk of loss of, each shipment of Products furnished by Lieberman's under this agreement shall pass from Lieberman's to Buyer upon delivery of such shipment to the place directed by Buyer.

11. Taxes. Buyer shall be liable for all sales, use or excise taxes imposed by any governmental authority, whether existing at the time of this agreement or subsequently imposed, payable and actually paid by Lieberman's by reason of the sale, delivery or use of Products shipped pursuant to this agreement.

12. Database License. Lieberman's shall make available to Buyer on CD ROM or other electronic media or at Lieberman's FTP site an image database containing scanned images provided to Lieberman's by its suppliers pursuant to nonexclusive license, and Lieberman's copyrighted text database that describes the image database. Buyer shall be responsible for downloading periodic updates of such databases. Lieberman's hereby grants to Buyer a nonexclusive license to download and use its copyrighted text data base and a nonexclusive sublicense to download and use image data bases provided by its suppliers, in each case solely for the purpose of ordering Products from Lieberman's, and only to the extent permitted by the Terms of Provision and Use Agreement referenced in Section 16 hereof. Such license and sublicense shall expire upon termination of this agreement, notwithstanding any provision of the Terms of Provision and Use Agreement to the contrary. Buyer shall be responsible for payment of inbound and outbound bandwidth charges and all other communications charges associated with downloading and updating such databases. Buyer recognizes the irreparable injury which might result to the business of Lieberman's if Buyer should utilize such databases in contravention of the provisions of this Section 12, and agrees that in addition to any legal remedies Lieberman's may have, Lieberman's shall be entitled to injunctive relief and such other equitable remedies as a court of competent jurisdiction may deem appropriate, without the requirement to post any bond in connection therewith. Lieberman represents and warrants that it has the right and authority to grant such non-exclusive license and sublicense to buyer.

13. Amendment. This agreement may not be amended except by a writing, signed by Lieberman's and Buyer or their permitted successors or assigns.

14. Construction. This agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of its terms. No course of prior dealing between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this agreement. No representations, understandings or agreements have been made or relied upon in the making of this agreement other than those specifically set forth herein.

15. Waivers. No failure by either party to this agreement to exercise any right hereunder shall operate as a waiver of any other right hereunder, and a waiver of any right on one occasion shall not constitute a bar to or a waiver of any such right on any future occasion.

16. Terms of Provision and Use Agreement. The Terms of Provision and Use Agreement of even date between Lieberman's and Buyer is hereby incorporated herein by reference. In case of any conflict between the provisions hereof and thereof, the provisions hereof shall govern. Any breach of the Terms of Provision and Use Agreement shall constitute a default hereunder, and Lieberman's may thereupon terminate this agreement.

17. Assignment. Either party may assign this agreement, provided, however, that Buyer may not assign this agreement without the prior written consent of Lieberman's, which Lieberman's may withhold at its sole discretion. If control of Buyer is acquired by any person or entity that sells or manufactures Products, then Lieberman's may terminate this agreement by delivering 30 days prior written notice to Buyer. If Buyer proposes to sell its operating assets to any other individual or entity, Buyer shall so notify Lieberman's in writing prior to entering into any agreement for such sale. Buyer shall cause to be a condition of such purchase that the purchaser shall agree to become bound by the provisions of this agreement by a writing satisfactory to Lieberman's if Lieberman's consents to the assignment of this agreement to such purchaser. This agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

18. Notices: Any notice required to be given by this agreement shall be addressed as follows:

(a)      to Lieberman's:
         Lieberman's Gallery, LLP, attn. Paul Lieberman
         82 Industrial Drive
         Northampton,  MA 01060


(b)      to Buyer:
         Showstar Online.com, Inc.
         c/o Technical Operations
         #85-10551 Shellbridge Way
         Richmond, BC, Canada
         V6X 2W9

or to such other address as Lieberman's or Buyer may specify by notice to the other. Notices shall be deemed delivered, if delivered in person, upon delivery, or if mailed, 24 hours after mailing.

19. Holidays. If any date on or before which any party shall be obliged to give a notice, make a payment, or take any other action under this agreement, shall fall on Saturday, Sunday or U.S. legal holiday, then such notice may be given, such payment may be made, or such action may be taken, on the next succeeding business day.

20. Governing Law. This agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law rules thereof.

21. Counterparts. This agreement may be executed in counterparts, each of which shall constitute an original but the several counterparts shall constitute but one and the same agreement.

22. Captions. Captions are used in this agreement only for convenience and this agreement shall be construed as if captions were not included.

23. Covenant Not to Compete. During the term of this Agreement and for a period of 18 months from the date of termination hereof, Buyer shall not, without the prior written consent of Lieberman's, and whether as principal, agent, shareholder, partner, limited liability company manager or member, or as an employee or director of a sole proprietorship, directly or indirectly compete with Lieberman's by engaging in the Business; provided, however, that ownership by Buyer of less than two percent (2%) of the outstanding shares of a publicly or privately held company shall not be deemed a breach or violation of this covenant.

If the final Judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceablitiy shall have the power to reduce the scope, duration or area of said term or provision, to delete specified words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgement may be appealed.

Buyer acknowledges that the terms, scope, geographical limitations and duration of this covenant not to compete are reasonable and necessary to protect the goodwill of Lieberman's to be derived from this Agreement, and that the consideration received by Buyer for entering into this Agreement is adequate, for the covenants of Buyer under this section. Buyer recognizes the irreparable injury which might result to the business of Lieberman's if a breach of this Section should occur and, in addition to any legal remedies that Lieberman's may have, Lieberman's shall be entitled to injunctive relief and such other equitable remedies as a court of competent jurisdiction may deem appropriate. The prevailing party in any litigation or other proceeding brought to enforce this Section shall be entitled to an award of its reasonable attorney's fees and costs incurred in connection with such litigation or other proceeding.

Executed this August 1, 1999.

LIEBERMAN'S GALLERY, LLP
/s/
By Paul Lieberman,
its partner duly authorized

SHOWSTAR ONLINECOM, NC
/s/
By John Punzo,
its President


SCHEDULE A
Delivery Charges

Packages per Week       UPS Ground      2nd Day Air  Next Day Air

         from     to
         1        24       $9.00          $10.75        $23.00
         25       99       $7.75          $ 9.50        $21.75
         100      249      $7.50          $ 9.25        $21.50
         250      499      $7.00          $ 8.75        $21.00
         500 and up        $6.50          $ 8.25        $20.50

TERMS OF PROVISION AND USE AGREEMENT

LIEBERMAN'S GALLERY LLP, a Massachusetts limited liability partnership, ("Lieberman's") is a wholesale distributor of prints and posters located at 82 Industrial Drive, Northampton, MA 01060 USA. Lieberman's and the undersigned party identified below as User ("User") agree as follows concerning print and poster database materials provided by Lieberman's to User:

1. User represents and warrants that User is an internet retailer of merchandise including art prints and posters; that User has the power, and is duly authorized, to enter into this agreement; and that this agreement is binding upon User, its successors and permitted assigns and enforceable against User, its successors and permitted assigns in accordance with its terms.

2. "Database Materials" consist of the following:

(a) a listing of all art prints and posters offered for sale by Lieberman's vendors, who are publishers and distributors of such products;

(b) digital files consisting of low-resolution Scans of some but not all of the various prints and posters included in the listing described above; and

(c) periodic updates to "listing" and "digital" files, consisting of data relating to offerings of prints or posters new to the database, alteration of existing listings such as changes in price or size, or data relating to the termination of availability of individual prints or posters previously included in the database.

For each item, an individual record will contain at least the following information: publisher, stock number, artist name, title, size, retail price. Lieberman's will provide scans only if the vendor has made them available, and if the vendor has specifically approved and permitted their use as provided hereunder.

3. Delivery of Database Materials may be via CD-ROM or other electronic media, or via posting at a secure FTP site to which User is registered to enter and collect such Database Materials as they are posted. Choice of the method of delivery shall be at Lieberman's sole discretion. User shall bear the costs and expenses of delivery of the Database Materials, including but not limited to costs of writing and delivery of CD-ROMS or other electronic media, and costs, such as bandwidth charges, incurred by User or by Lieberman's while User links to Lieberman's FTP site. Lieberman's shall provide reasonable documentation of all such charges, and shall periodically invoice User for such charges. User shall pay such invoices within 30 days of receipt.

4. For the protection of both parties to this agreement, as well as for the protection of Lieberman's vendors who provide the content represented by the Database Materials, notwithstanding any other provision of this agreement or any other agreement between Lieberman's and User, User may use the Database Materials only while the User is in compliance with both the term of this agreement and each other agreement between User and Lieberman's.

5. User shall indemnify, defend and hold harmless Lieberman's and those acting for or on its behalf from and against any and all losses, claims, damages, expenses or liabilities of any kind, including court costs and reasonable attorney's fees resulting from, or arising out of, (a) the breach by User of any represenation, warranty, or agreement of User or an Affiliate of User (as hereinafter defined) hereunder or (b) any unauthorized use of the Database Materials by User or any Affiliate of User.

6. All rights in and to the Database Materials throughout the world are held by Lieberman's or the vendors, publishers, distributors or artists whose works axe included in the Database Materials.

7. User may receive and use the Database Materials solely for the purpose of promoting and selling at retail the artwork described therein. All uses of the Database Materials by User shall at all times be subject to review and approval by Lieberman's upon reasonable advance notice.

8. Artwork represented by digital scans in the Database Materials may have been copyrighted by Lieberman's vendors. Excpeting the uses specifically authorized by this agreement, all customary limitations of use explicit or implicit in such copyrights shall apply to User. User shall maintain and not alter any copyright or other intellectual property notices or symbols that accompany or are included in the Database Materials. Scans which bear a watermark as identification of the copyright holder when provided to User by Lieberman's must retain the watermark in User's display.

9. Digital scans shall be displayed in the form provided and shall not be altered except for the dimensions of screen display. Under no circumstances may User's display of digital scans exceed a resolution of 72 dpi.

10. User may use the Database Materials only at the website address of User identified in this agreement. Each use at any internet site not owned by User or with a different address will require separate written authorization from and registration with Lieberman's.

11. User shall operate its website in accordance with the highest industry standards and in accordance with any applicable laws and government or industry regulations.

12. Use of any trademark, logo, or other indicia of Lieberman's or of any vendor, publisher distributor or artist associated with the Database Materials is subject to the prior approval and instructions of Lieberman' or the applicable vendor, publisher, distributor or artist, as the case my be.

13. User shall not claim any right, and hereby waives any right it may have, in or to any of the Database Materials or in or to any trademarks, logos, or other indicia of Lieberman's or of any vendor, publisher, distributor or artists associated with the Database Materials. User shall not, and hereby waives any right it may have to, impose any lien, claim or other encumbrance upon any of the Database Materials. User shall not, and hereby waives any right it may have to, challenge the rights of Lieberman's or of any vendor, publisher, distributor or artist in or to the Database Materials.

14. An "Affiliate" of User shall mean a retailer independent of User (a) who promotes the sale of any prints or posters offered for retail sale by User, (b) to whom User pays a commission as compensation for promotion of such sale, and
(c) if with respect to each such sale by such retailer, User sells the prints or posters directly to the customer. User may, at its discretion, authorize one or more Affiliates of User to display and promote sales of the prints and posters. User shall promptly report to Lieberman's the identity and location of each Affiliate, including physical and website addresses. Lieberman's may provide such information to its vendors from time to time so that they may monitor the use of the Database Materials belonging to them.

15. An Affiliate of User may display posters or prints included in the Database Materials only by linking to the Database Materials at User's website, and may not download any Database Materials for any purpose or otherwise store any Database Materials at its own site. Any storage of Database Materials at the website of a User's Affiliate's shall be considered a breach of this agreement by User. Affiliates are subject to all the provisions of this agreement regarding use, display and termination of display of Database Materials. As a condition of authorizing any Affiliate to use the Database Materials, User shall require each Affiliate to agree to be bound by the tems of this agreement.

16. User shall not use the Database Materials to sell at wholesale or otherwise to any reseller, or to create or distribute, or facilitate aid or permit creation or distribution by others, of reproductions of the posters or prints described therein.

17. Display of images in the Database Materials is a courtesy offered to Lieberman's and its customers by Lieberman's vendors. Lieberman's or one or more of its vendors, at Lieberman's or such vendor's sole discretion, may in writing from time to time demand termination of display of any specified image or images by User or any or all of User's Affiliates. User shall terminate display of each image so specified within five days of receipt of such writing, and User shall cause each of its Affiliates who may be displaying any such image or images to similarly terminate display within such time period.

18. Notwithstanding any other provision hereof, Lieberman's may terminate this agreement at any time that User is not in Compliance with any of the terms of this agreement or any other agreement between User and Lieberman's, at any time that Lieberman's is no longer required to ship posters, prints or other products to User or User's customers under the terms of a separate agreement between Lieberman's and User governing the terms of purchase and sale of posters, prints or othcr products, upon the merger or consolidation of the User with or into any other entity without the prior written consent of Lieberman's to the continuation of this agreement thereafter which Lieberman's may withhold in its sole discretion or upon any change of direct or indirect control of User.

19. Upon any termination of this agreement for any reason, User shall immediately terminate all links to the Database Materials and remove any such Materials and reference to Lieberman's from its website and shall promptly return to Lieberman's any and all materials provided to User by Lieberman's in connection herewith, including without limitation any CD-ROMs and any copies of any Database Materials.

20. All rights in the Database Materials not specifically granted to User or User's Affiliates herein are expressly reserved to Lieberman's.

21. This agreement may not be amended except by a writing signed by Lieberman's and User.

22. This agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statment of its terms. No course of prior dealing between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this agreement. No representations, understandings or agreements have been made or relied upon in the making of this agreement other than those specifically set forth herein.

23. No failure by either party to this agreement to exercise any right hereunder shall operate as a waiver of any other right hereunder, and a waiver of any right on one occasion shall not constitute a bar to or a waiver of any such right on any future occasion.

24. Lieberman's may assign this agreement. However, User may not assign this agreement, by document of assignment, merger or consolidation, without the prior written consent of Lieberman's, which Lieberman's may withhold in its sole discretion. This agrecment shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

25. Any notice required to be given by this agreement shall be addressed as follows:


(a)      to Lieberman's:
         Lieberman's Gallery, LLP, attn. Paul Lieberman
         82 Industrial Drive
         Northampton, MA 01060

(b)      to User at its mailing address set forth below

         Showstar Online.com, Inc.
         c/o Technical Operations
         #85-1051 Shellbridge Way
         Richmond, BC, Canada
         V6X 2W9

or to such other address as Lieberman's or User may specify by notice to the other. Notices shall be deemed delivered, if delivered in person, upon delivery, or if mailed, 24 hours after mailing.

26. Governing Law. This agreement shall be construed under and governed by the laws of the Commonwealth of Massaohusetts without regard to the choice of law rules thereof.

27. User represents and warrants that the following information is true and correct:

User's form of organization:   corporation

User's state of organizatIon (if not a proprietorship): Colorado

User's principal Place of business: 521 W. 23rd Street
         2nd Floor
         New York, NY, 10011

         User's mailing address;    Showstar Technical Operations
                  #85-10551 Shellbridge Way
                  Richmond, BC, Canada
                  V6X 2W9

User's e-mail address:     csteele@showstar.com
                           --------------------
User's website URL:        www.artstar.com
                           --------------------

Executed this     1st  of August, 1999.

LIEBERMAN'S GALLERY, LLP
/s/
By Paul Lieberman
its partner duly authorized

USER
/s/
By John Punzo
Its President